Exhibit 23.1

KPMG LLP

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Olin Corporation:

We consent to the use of our reports dated February 28, 2006 with respect to the consolidated balance sheets of Olin Corporation as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report with respect to the consolidated financial statements refers to Olin Corporation’s adoption of the provision of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (SFAS No. 143) in 2003 and the provisions of FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” and interpretation of SFAS No. 143 in 2005.

St. Louis, Missouri

January 8, 2007

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.